June 29, 2020

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

This opinion is furnished in connection with the Registration Statement on Form N-6. File No. 333-232418 (“Registration Statement”) of Separate Account FP (“Separate Account FP”) of Equitable Financial Life Insurance Company (“Equitable Financial”) covering an indefinite number of units of interest in Separate Account FP under COIL Institutional Series (policy form No. 19-100, ICC19-19-100, or state variation), a flexible premium variable life insurance policy (“Policy”). Net premiums received under the Policy may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the Prospectus.

In my opinion, the Illustrations of Policy Benefits (the “Illustrations”) contained in the Prospectus are consistent with the provisions of the Policy and Equitable Financial’s administrative procedures. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable and based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policy for non-tobacco user preferred plus risk males age 45 COIL Institutional Series than to prospective purchasers of Policy for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brian Lessing
Brian Lessing
FSA, MAAA
Senior Director-Actuarial
Equitable Financial Life Insurance Company